Exhibit 10.10

Execution Version

LEGAL SERVICES AGREEMENT

This Legal Services Agreement (the “Agreement”) is effective as of May 23, 2022 (the “Effective Date”), and is by and between Lionheart II Holdings, LLC, a Delaware limited liability company, (the “Client”), on behalf of itself and each of its subsidiaries (as defined below), and La Ley con John H. Ruiz P.A., d/b/a MSP RECOVERY LAW FIRM, a Florida corporation, and MSP Law Firm, a Florida PLLC (either or both entities, the “Law Firm”). Client and Law Firm may be referred to each as a “Party” and together, the “Parties.”

Preliminary Statements

A. The Client has certain membership interests in various subsidiaries formed or to be formed by the Client (each a “Subsidiary”). Each Subsidiary holds or will hold Claims (as defined below) and Claims recovery rights related to a person or entity that provides health insurance benefits to insureds and have a right to recover from a Responsible Party (as defined below) for conditional payments for healthcare, services or supplies provided to such beneficiary (each such person, an “Assignor”).

B. “Responsible Party” means an insurance carrier, employer, or other individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity which may be liable to reimburse an Assignor under applicable law, including but not limited to the secondary payer provisions of the Medicare statute, 42 U.S.C. § 1395y(b), 42 C.F.R. § 411.20 et seq., the Medicare Advantage statute, 42 U.S.C. § 1395w-22(a)(4), 42 C.F.R. § 422.108, or under any other theories of law or causes of action, for the provision of healthcare, services or supplies that have been conditionally paid for by the Assignor.

C. “Claim” means an Assignor’s right, title to, and/or interest in, any and all claims or potential claims, which the Assignor now has, may have had, or may have in the future (whether or not asserted), including all rights to causes of action and remedies against any Responsible Party at law or in equity. The term “Claim” includes but is not limited to: (i) claims arising under consumer protection statutes and laws; (ii) claims arising under the Medicare and Medicare Advantage secondary payer statutes (42 U.S.C. § 1395y(b); 42 U.S.C. § 1395w-22(a)(4)), whether based in contract, tort, statutory right, or otherwise, in connection with the conditional payment to provide healthcare services or supplies, (iii) claims arising under any state statutes and common laws; and (iv) all right, title, and interest to any recovery rights that may exist for any potential cause of action where “secondary payer” status is appropriate under 42 U.S.C. § 1395y(b), 42 C.F.R. § 411.20 et seq., 42 U.S.C. § 1395w-22(a)(4) and 42 C.F.R. § 422.108, even where it has not been established because liability is not yet proven as of the date that the Claim is identified or discovered, together with all receivables, general intangibles, payment intangibles, and other rights to payment now existing or hereafter arising and all products and proceeds of the foregoing.

D. The Client or its Subsidiaries have directly or indirectly received assignments to Claims and the recovery rights to those Claims from Assignors that have entered into health care claims costs recovery agreements, or other similar agreements, pursuant to which the Assignor assigned Claims to the Client or its Subsidiaries, or an entity which reassigned such Claims to the Client or its Subsidiaries (each such agreement, a “CCRA” and such Claims acquired, directly or indirectly by the Client, collectively, the “Assigned Claims”).

E. The Law Firm, John H. Ruiz and Frank C. Quesada will devote a majority of their professional time and efforts that is spent on legal services to providing legal services to the Client pursuant to this Agreement.

F. The Client desires to engage the Law Firm to act as exclusive lead counsel to represent the Client and each of its Subsidiaries as it pertains to the Assigned Claims.

G. This Agreement shall supersede and replace in its entirety any legal services agreement or arrangement previously entered into by the Client or its Subsidiaries and the Law Firm prior to the Effective Date.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to as follows:

Article I

1.1	Law Firm Services and Other Obligations.

(a)

The Law Firm will use reasonable care, skill, knowledge and the resources necessary to pursue all potentially recoverable Assigned Claims. The Law Firm may, in its discretion, engage co-counsel in connection with the pursuit of recovery of the Assigned Claims. The Client acknowledges that the Law Firm (i) has previously engaged co-counsel in pursuing recovery of Assigned Claims and such co-counsel will continue to provide services in respect of such Assigned Claims, and (ii) the Law Firm and such co-counsel shall continue to operate under the existing co-counsel agreements between them. The Law Firm shall ensure that any co-counsel engaged to provide legal services pursuant to this Agreement shall be subject to the same standards set forth in the first sentence of this Section 1.1(a).

(b)

Unless otherwise agreed to in writing by the Law Firm (or pursuant to engagement of co-counsel for pursuing Assigned Claims as provided in Section 1.1(a)), the Law Firm will be exclusive counsel for pursuing Assigned Claims and the Client will not engage any other law firm for such recovery purposes unless this Agreement is terminated in accordance with Section 3.1.

Article II

2.1	Law Firm Costs.

All documented costs of the Law Firm related to representation of the Client or its Subsidiaries approved in accordance with a budget agreed between the Law Firm and the Client (including but not limited to filing fees, expert witness fees, deposition fees, witness fees, court reporter fees, long distance telephone charges, photocopy charges and mailing fees, collectively the “Costs”) will be borne by the Client; provided that it is the intention of the Law Firm and the Client that the Client pay directly the out-of-pocket expenses associated with the cases and other matters being handled by the Law Firm for the Client and its Subsidiaries.

2.2	Compensation for Law Firm Services.

(a)	For the services described in this Agreement (“Law Firm Services”), the Law Firm will be entitled to the following (the “Compensation”):

(i)	Attorneys’ fees that are awarded to the Law Firm pursuant to a fee shifting statute by agreement or court award in any given case or matter; and

(ii)

An amount, if greater than zero, equal to the difference calculated as 40% of the amount due to the Client for its recovered Assigned Claims before deduction of Costs (the “Contingency Fee”) less, to the extent applicable for such case or matter, any amount due to the Law Firm under Section 2.2(a)(i) related to such recovered Assigned Claims.

(b)

The Client will have no other obligation to compensate the Law Firm (or any co-counsel) for Law Firm Services and will have no obligation to reimburse the Law Firm (or any co-counsel) for any costs or expenses incurred by the Law Firm (or any co-counsel) in undertaking Law Firm Services, other than the Costs as set forth in Section 2.1. Any fees payable to any other counsel or co-counsel in respect of an Assigned Claim that exceed the Compensation are for the account of the Law Firm, and Client will have no liability therefor. Client will have no liability to the Law Firm for the value of any Assigned Claim or the failure of the Law Firm to recover on any Assigned Claim, and the Law Firm will have no liability to the Client for the value of any Assigned Claim or the failure of the Law Firm to successfully recover on any Assigned Claim absent conduct referenced in Section 5.2(a) below.

2.3	Advance of Compensation.

The Client and the Law Firm agree that a consistent engagement of legal professionals is required to provide the Law Firm Services on behalf of the Client. Thus, the Client will, ten (10) days prior to the first of each month, advance the Law Firm (x) One Million Dollars ($1,000,000) of the Compensation due to the Law Firm to fund certain resources necessary to provide the Law Firm Services and (y) the overhead costs (i.e. salaries rent, utilities, and similar expenses; provided any compensation paid to John H. Ruiz or Frank C. Quesada by the Law Firm shall not be included in such overhead costs.) to operate the Law Firm in an amount necessary to pay such overhead costs reasonably anticipated by the Law Firm to become due in such month (the “Advance”). The Advance shall be offset exclusively from the Compensation and, subject to true-ups in accordance with Section 2.4, reimbursed only after payment of all pre-existing obligations of the Law Firm as of the date of this Agreement, including arrangements in connection with the Credit Agreement (as defined below) and arrangements with co-counsel. Except as provided in the immediately preceding sentence, any Compensation earned by the Law Firm will be first used to repay the Client for any amounts paid to the Law Firm as part of the Advance.

2.4	Periodic True-Up.

Within thirty (30) days of the end of each fiscal quarter, the Law Firm and Client shall evaluate Compensation paid under Section 2.2 against Advances under Section 2.3 and any Costs owed by the Client under Section 2.1 and “true up” such amounts; provided that, in the event the Compensation is less than the sum of the outstanding Costs and the Advance, then the Client shall have no right of reimbursement or recoupment from the Law Firm.

2.5	Fees Payable after Termination of this Agreement.

In the event this Agreement is terminated in connection with Section 3.1, the Law Firm will be entitled to Compensation and Costs, subject to FL Rule 4-1.5, as follows:

(a)

Filed Cases. With respect to Assigned Claims for which the Law Firm has filed suit in any state or federal court of competent jurisdiction (the “Filed Claims”), the Law Firm will be entitled to, and will have a quantum meruit lien for, Compensation and Costs in an aggregate amount not to exceed the lesser of (i) the Contingency Fee, (ii) any fees awarded to the Law Firm pursuant to a fee shifting statute by agreement or court award pursuant to Section 2.2(a)(i), and (ii) actual Costs incurred by the Law Firm up to the date of termination (supported by appropriate documentation of such Costs). The quantum meruit lien will attach solely to recovery amounts received by the Client net of Costs of the Filed or settled Assigned Claims, and if no recovery is made, the Law Firm will not receive any Compensation.

(b)

Unfiled Cases. For any Assigned Claims for which the Law Firm has not filed suit or settled out-of-court (the “Pending Claims”), the Law Firm will be entitled to, and will have a quantum meruit lien for legal services fees related to such Pending Claims in an amount not to exceed the actual Costs incurred by the Law Firm (supported by appropriate documentation of such Costs). The quantum meruit lien will attach solely to recoveries paid to the Client or a Subsidiary on account of the Pending Claims, and if no recovery is made, the Law Firm will not receive any Compensation.

(c)

Settled Cases. For any Claims for which the Law Firm has settled out-of-court (the “Out-of-Court Claims”), legal services fees in an amount not to exceed the lesser of (i) the Contingency Fee and (ii) any attorneys’ fees negotiated with the settlement counterparty. The quantum meruit lien will attach solely to recoveries paid to the Client or a Subsidiary of the Client on account of the Pending Claims, and if no recovery is made, the Law Firm will not receive any Compensation.

(d)	This Section 2.5 will survive any termination of this Agreement.

(e)	Any amounts due from the Law Firm to the Client shall be discharged by operation of a termination of this Agreement by the Client irrespective of the cause of such termination.

Article III

3.1	Termination.

(a)	Upon the termination of this Agreement, the following will apply, subject to Florida Rules of Professional Conduct (“FL Rules”) 4-1.5 and 4-1.16:

(i)	The Law Firm will be entitled to and have a charging lien against the recoveries of any Assigned Claims for the amounts and subject to the limitations set forth in Section 2.5.

(ii)

The Parties agree that any recovery by the Law Firm and/or any entitlement by agreement or court order to Compensation from a fee shifting statute or which has been recovered prior to any default will offset the amount of Compensation payable by the Client to the Law Firm as provided for herein (unless such recovery and/or entitlement has already been taken into consideration in calculating the applicable Compensation).

(iii)	The Parties also agree that any disagreement between the Client and the Law Firm may not form the basis for a defense or an opposing party to oppose any fee based on a fee shifting statute.

(iv)	The Client will irrevocably assign any and all entitlement to any Compensation by contract, statute, code, court order or otherwise to the Law Firm.

(b)

The Law Firm will have no right to terminate the representation of the Client except: (i) with the prior written consent of the Client; (ii) as permitted under FL Rule 4-1.16(b)(2); or (iii) as required under FL Rules. Termination of this Agreement will also terminate the power of attorney provided in Section 6.1.

(c)

Upon termination of this Agreement, the Law Firm will be required to request the right to withdraw as counsel to the Client or any Subsidiary of the Client in any filed or settled Assigned Claim, and in the event such request to withdraw is denied, the Law Firm is required to continue to serve as counsel to the Client and any Subsidiary of the Client, as applicable, and the terms and conditions of this Agreement will continue to apply to such filed or settled Assigned Claim.

(d)	This Agreement may be terminated at any time by the Client, with or without cause.

Article IV

4.1	Representations and Warranties.

(a)

Each Party hereto hereby represents and warrants to the other Party as follows: (i) it is duly and validly existing under the laws of the state of its formation, is in good standing under such laws and has full power and authority to execute, deliver and perform its obligations under this Agreement, (ii) its execution, delivery and performance of this Agreement has been duly authorized by all appropriate corporate action and this

Agreement constitutes a valid, binding and enforceable obligation of such Party, and (iii) its execution, delivery and performance of this Agreement has not resulted, and will not result, in a breach or violation of any provision of (A) such Party’s organizational documents, (B) any statute, law, writ, order, rule or regulation of any governmental authority, (C) any judgment, injunction, decree or determination applicable to such Party, or (D) any contract, indenture, mortgage, loan agreement, note, lease or other agreement, document or instrument to which such Party may be a party, may be bound or to which any of such Party’s assets are subject. The Law Firm will notify the Client promptly upon the occurrence of any event which causes any representation or warranty made by it hereunder to no longer be true.

(b)

The Law Firm does not make any guarantees regarding the success of Assigned Claims or causes of action, but the attorneys will use their best efforts in attaining the successful outcome of these matters.

Article V

5.1	Successors and Assigns; Assignment.

This Agreement will be binding upon the successors or permitted assigns of the Parties hereto. The Law Firm will have no right to assign this Agreement or any of the rights, interests or obligations hereunder without the consent of the Client. The Client will have the right to assign any portion or all of its rights, interests and obligations under this Agreement, including the sale of participation interests in the Assigned Claims.

5.2	Indemnification.

(a)

To the fullest extent permitted by law, the Law Firm hereby agrees to and shall defend, indemnify and hold the Client, Client’s Subsidiaries and their affiliates, and their respective employees (present and former), officers, members, agents, trustees and directors, (collectively, the “Indemnified Persons”), harmless, to the fullest extent permitted by law, from and against any all losses, claims, costs, liabilities (joint and several), damages and expenses (including reasonable attorneys’ and accountants’ fees and expenses incurred in defense of any demands, claims, arbitrations or lawsuits whether judicial, administrative, investigative or otherwise) (collectively, “Damages”) sustained by an Indemnified Person provided that any such Damages shall have been sustained by the Indemnified Person by reason of (i) the Law Firm violating its obligations hereunder, or (ii) gross negligence, malfeasance, willful misconduct, fraud, breach of this Agreement or violation of applicable law, rule or regulation on the part of the Law Firm.

(b)

The Law Firm must advance to the Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense or handling of any Damages. In the event that such an advance is made pursuant to this Section 5.2, the Indemnified Person agrees to reimburse Law Firm for such fees, costs and expenses to the extent that it is determined that the Indemnified Person was not entitled to indemnification under this Section 5.2.

(c)	The foregoing agreement of indemnity is in addition to, and in no respect limits or restricts, any other remedies which may be available to an Indemnified Party.

5.3	Governing Law; Dispute Resolution.

The Parties expressly agree that all of the terms and provisions hereof are and will be governed by and construed under the laws of the State of Florida applicable to contracts made and to be entirely performed in such state.

5.4	Expenses; Attorneys’ Fees.

(a)	Each Party bears its own expenses related to the preparation and negotiation of this Agreement.

(b)

In the event of any controversy arising under or relating to the interpretation or implementation of this Agreement or any breach thereof, the prevailing Party will be entitled to payment for all costs and reasonable attorney’s fees (both trial and appellate) incurred in connection therewith. The terms of this Section 5.4 will survive any termination of this Agreement.

5.5	Waiver.

No failure on the part of any person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

5.6	Amendment; Modification.

No amendment or modification of the terms hereof will be valid and binding unless (i) set forth in a written instrument signed by all Parties hereto and (ii) for so long as the transactions contemplated by this Agreement could reasonably be interpreted to constitute “related party transactions” pursuant to the Nasdaq Listing Rules, such amendment or modification is previously approved by a majority of MSP Recovery, Inc.’s “Independent Directors” (as such term is defined in Nasdaq Listing Rule 5605(a)(2)).

5.7	Survival.

All representations, warranties, covenants and agreements contained herein will survive the execution and delivery hereof and thereof, and will inure to the benefit of, and be binding upon and enforceable by the Parties hereto and their respective successors and permitted assigns.

5.8	Severability.

In the event that any provision of this Agreement, or the application of any such provision to any Party or set of circumstances, is determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Parties or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by law.

5.9	Entire Agreement.

This Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof or thereof. The Parties agree that this Agreement has been drafted by both Parties and will not be construed against or in favor of one Party or the other.

5.10	Counterparts; Execution.

This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

5.11	Acknowledgment; Further Assurances.

The Law Firm has entered into that certain Credit Agreement, dated as of April 9, 2021 (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”), by and among the Law Firm, as the borrower, the administrative agent thereunder and the lender party thereto, as well as certain related loan transaction documentation (collectively, the “Credit Arrangements”). The Client hereby acknowledges and agrees that, from time to time, the Law Firm may request that the Client take certain actions, including executing certain instruments or documents, in each case required pursuant to the terms of the Credit Arrangements that relate to claims that the Law Firm’s lender may have in respect of the Compensation. It is understood and agreed that no such acknowledgments, instruments or other documents will impact the payment obligations arising under this Agreement between the Law Firm and the Client.

Article VI

6.1	Power of Attorney.

The Client hereby irrevocably appoints the Law Firm with full power of substitution as its true and lawful attorney and authorizes the Law Firm to act in the Client’s name, place and stead, to demand, sue for, compromise and recover all such sums of money which now are, or may hereafter become due and payable necessary to enforce the Assigned Claims and the Client’s rights thereunder or related thereto pursuant to this Agreement. The Client agrees that the powers granted by this paragraph are discretionary in nature and exercisable at the sole option of the Law Firm. The Client and the Law Firm expressly agree that the Law Firm will have no obligation to take any action to prove, defend, demand or take any action with respect to the Assigned Claims or otherwise, except as set forth in this Agreement. The Law Firm will have no obligation to prove, defend, or take any affirmative action with respect to proving the validity or amount of the Assigned Claims, except as set forth in this Agreement.

[Signature Page Follows]

The parties caused this Agreement to be executed and delivered as of the Effective Date.

LIONHEART II HOLDINGS, LLC		La Ley con John H. Ruiz P.A., d/b/a MSP Recovery Law Firm

By:	/s/ Ophir Sternberg	By:	/s/ John H. Ruiz
Name:	Ophir Sternberg	Name:	John H. Ruiz
Title:	Manager	Title:	President

MSP Law Firm PLLC

		By:	/s/ John H. Ruiz
		Name:	John H. Ruiz
		Title:	Manager

Signature Page of the Legal Services Agreement